Exhibit 10.3

            FIRST AMENDMENT entered into as of the 6th day of May, 2005 to the employment agreement entered into as of July 23, 1998 (the "Employment Agreement") by and between Textron Inc., a Delaware corporation, with its principal office at 40 Westminster Street, Providence, Rhode Island 02903 (the "Company") and Lewis B. Campbell (the "Executive").

WITNESSETH:

            WHEREAS, the Company and Executive have previously entered into the Employment Agreement; and

            WHEREAS, the Company and Executive desire to amend the Employment Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

            I.     Section 3.4 of the Employment Agreement is amended by adding the following paragraphs at the end thereof:

For purposes of determining the Executive's benefit under the SERP, the definition of "Compensation" under Section 1.04 of the SERP shall be revised as follows: (i) performance share units granted to the Executive after January 1, 2005 shall not be included in determining "Compensation"; and (ii) the amount of performance share units includible in "Compensation" attributable to performance share units accrued for the 2003-2005 and 2004-2006 performance cycles shall not, on average, exceed the amount that would be included if each cycle's payment was based on a share price appreciation of 10% since the closing share price on December 31, 2004 of $73.80 and financial and discretionary performance components combined to yield an earned performance share unit payout of 80%.

In addition, in lieu of the schedule provided in Section 2.03 of the SERP, the Executive's benefits under the SERP shall be based on the Executive's age in accordance with the following schedule:

Age at Retirement	Percent of Benefit
62 or above	100%
61	80%
60	60%
59	40%

Notwithstanding anything contained in this Agreement or in the SERP to the contrary, to, and only to, the extent required by Section 409A of the Code, in no event shall benefit payments to the Executive under the SERP commence before the date which is six (6) months after the date of the Executive's separation from service (or, if earlier, the date of death of the Executive).

            II.     Section 3 of the Employment Agreement is amended by adding the following new Section 3.9 at the end thereof:

3.9     Performance Bonus. The Company shall pay the Executive a lump sum cash payment equal to $2,500,000 (the "Performance Bonus") within ten (10) days after satisfaction of the following: (i) the Executive's attainment of age sixty five (65) or his earlier termination as a result of a termination by the Company without Cause or by the Executive for Good Reason (a "Protected Termination"); (ii) earnings per share growth of the Company at a cumulative annual average of at least 10% over the three (3) year period commencing January 1, 2009 and ending December 31, 2011, as reported in the Company's audited financial statements (or, in the case of a Protected Termination, through the date of termination if after January 1, 2009, and without any requirement (but subject to pro-ration in accordance with the next paragraph as if the Executive's date of termination was his date of death) if before January 1, 2009); and (iii) if the Executive's employment terminated as a result of the Executive's voluntary retirement (other than for Good Reason), the prior designation of a successor Chief Executive Officer.

If the Executive's employment is terminated as a result of his death or Disability, within ten (10) days after such termination the Company shall pay the Executive a lump sum cash payment equal to the Performance Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company since May 1, 2005, and the denominator of which is the number of days between May 1, 2005 and the Executive's sixty-fifth (65th) birthday.

The Performance Bonus shall not be considered in determining any benefits payable to the Executive under the SERP or any other retirement plan maintained by the Company.

        III.     Sections 6.1, 6.2 and 6.3 of the Employment Agreement are amended by adding the following new subsection at the end of each such section:

The Executive shall be entitled to the Performance Bonus, subject to, and in accordance with, Section 3.9 of this Agreement.

       IV.     Section 6.3(e) of the Employment Agreement is amended by adding the following parenthetical after the phrase "years of service":

(including in the case of the SERP, age as if such service was completed)

        V.     Section 13 of the Employment Agreement is amended by adding the following new Section 13.8 at the end thereof:

13.8     Section 409A. Any provision in this Agreement that is inconsistent with the requirements of Section 409A of the Code, including the timing of any payment, shall be deemed to be amended to comply with Section 409A of the Code in the manner most favorable to the Executive (other than the requirement to pay a lump sum if a lump sum is not otherwise provided for in the applicable plan or document).

        VI. The Employment Agreement, as amended herein, shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the date first above written.

TEXTRON INC.

By: s/John D. Butler
Name: John D. Butler
Title: Executive Vice President Administration and Chief Human Resources Officer

EXECUTIVE

s/Lewis B. Campbell
Lewis B. Campbell